EXHIBIT 99.1

PFF BANCORP ANNOUNCES AMENDMENT OF TERM LOAN

RANCHO CUCAMONGA, Calif., June 2 /PRNewswire-FirstCall/ — PFF Bancorp, Inc. (NYSE: PFB, the “Company”), the holding Company for PFF Bank & Trust (the “Bank”), Diversified Builder Services, Inc. and Glencrest Investment Advisors, Inc., announced today that effective May 31, 2008, it entered into an amendment and waiver in connection with the restructuring of its secured term loan agreement with a commercial bank. The secured term loan has a current outstanding principal balance of $44.0 million.

The amendment extends the maturity date from May 31, 2008 to June 16, 2008 and provides that the lender will waive a prepayment requirement in connection with proceeds from the sale of a loan expected to be received by the Company. As consideration for the amendment and waiver, the Company has agreed to make an additional payment of $440,000 at the maturity date of the loan in the event of the successful completion of a recapitalization which returns the Bank’s capital levels to above “well-capitalized” for regulatory purposes.

The Company is pursuing recapitalization transactions that would strengthen the Company’s capital levels and provide for the retirement of the commercial bank loan described above. The Company has engaged financial advisors to assist in this effort; however, there can be no assurance that any recapitalization will be consummated.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance perceived opportunities in the market and statements regarding the Company’s strategic objectives. These forward-looking statements are based upon current management expectations and may therefore involve risks and uncertainties. The Company’s actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, actions by lenders and customers, the possibility of a going concern explanatory paragraph in our independent registered public accountants’ opinion on the Company’s March 31, 2008 consolidated financial statements, the risk that a recapitalization or other capital-raising transaction is not successfully completed prior to the maturity of the secured loan agreement, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2007. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Kevin McCarthy, President and CEO or

Gregory C. Talbott, Senior Executive Vice President, COO/CFO,

PFF Bancorp, Inc.

9337 Milliken Avenue, Rancho Cucamonga, CA 91730

(909) 941-5400

http://www.pffbank.com